April 19, 2000


Karl Smith
455 East 500 South, #200
Salt Lake City, Utah 84111

David E. Nelson, CPA
455 East 500 South, #200
Salt Lake City, Utah 84111

Leonard W. Burningham, Esq.
455 East 500 South, #205
Salt Lake City, Utah 84111

Anthony G. Hargreaves
101 East Green Street, #11
Pasadena, California 91105

Re: Issuance of compensatory shares of common stock of Sanguine Corporation, a Nevada corporation (the
          "Company"), to Karl Smith, David E. Nelson, Leonard W.
          Burningham, Esq. and Anthony G. Hargreaves,
          Consultants, to be registered on Form S-8 of the Securities and Exchange Commission

Dear Messrs. Smith, Nelson, Burningham and Hargreaves:

          I represent the Company in connection with the foregoing and have been engaged to prepare a Registration Statement on Form S-8 of the Securities and Exchange Commission for the registration of the securities to be issued to you under a written compensation agreement to be prepared by this office.

          Everyone involved is aware that I am the son of Leonard W. Burningham, Esq.

          I have prepared a brief Memorandum of the proposed amendments of the Securities and Exchange Commission to this Form, and have enclosed a copy thereof for your review.

          Please review this Memorandum and advise me in writing of the types of services you are to render, and please facsimile me a copy of this Memorandum, with your typed comments (I cannot scan hand written notations for an EDGAR filing), indicating, if applicable, that these prohibitions do not relate to you or the services you are to render. If you provide separate hand written comments, I will be happy to have them typed on this Memorandum.
Your response should also include how you would like the securities to be issued, as in individually and/or to associates or persons who are employed by you and assisted in the performance of the services rendered.

          I am also enclosing copies of the Company's 10-KSB Annual Report for the year ended December 31, 1999, and the 10-QSB Quarterly Reports for the quarters ended March 31, June 30 and September 30, 1999, and a copy of the written compensation agreement regarding the shares to be issued to you or employees pursuant to the S-8.

          Thank you very much.

                              Yours very sincerely,

                              /s/ Branden T. Burningham

BTB/sr
Enclosures
cc:  Sanguine Corporation